Church History Museum Uses VariGuard SmartGlass in its Display
Cases to Protect Light-Sensitive Historical Documents and Artifacts

Salt Lake City, UT – September 30, 2015. Today, the Church History Museum operated by The Church of Jesus Christ of Latter-day Saints re-opened to the public after completing a major renovation. The new renovation allows for a more in-depth depiction of the early history of the Church, with many original documents and artifacts shown in a permanent installation for the first time.

The Church History Museum installed 22 exhibit cases containing VariGuard SmartGlass panels to protect light sensitive documents and artifacts. VariGuard patented SPD-SmartGlass technology allows visible light to reach an object only when it is desired; at all other times VariGuard display panels are in their light-blocking dark state protecting the artifact. As a result, VariGuard panels provide a better viewing experience (by allowing substantially higher gallery illumination levels), while simultaneously reducing damaging visible light-exposure to artifacts.

Seth Van Voorhees, President of VariGuard, commented: “VariGuard display panels offer the best protection for light sensitive documents and artifacts in the industry. We are honored that the Church Museum has selected VariGuard display panels to protect its priceless light sensitive historical documents and artifacts at the Church History Museum.”

About VariGuard and Research Frontiers Inc.

VariGuard SmartGlass™ and SmartPlastic™ are the first and only display panels that offer a wide range of visible light transmission, instant switching between dark and clear states, and >99% UV-blocking at all times. Based on patented SPD light-control technology developed by Research Frontiers, VariGuard display panels optimally protect artifacts by limiting their light-exposure only to those times when people are viewing them.

Research Frontiers Incorporated, the developer of SPD-SmartGlass electronic-tint technology which allows users to instantly, precisely and uniformly control the amount of light coming through glass or plastic, either manually with the touch of a button or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, or Facebook, Twitter, LinkedIn, YouTube and Instagram.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart", "SPD-SmartGlass" "VariGuard", "VariGuard SmartGlass" and "VariGuard SmartPlastic" are trademarks of Research Frontiers and its subsidiary VariGuard.

For further information, please contact:

Seth Van Voorhees
President, VariGuard
+1-516-847-5330
Info@VariGuard.com
www.VariGuard.com